Exhibit 99.1

For Immediate Release
American Axle & Manufacturing Reports
Second Quarter 2007 Financial Results of $0.64 per share
Announces $400 million increase in 2008 — 2012 new business backlog
Detroit, Michigan, July 27, 2007 — American Axle & Manufacturing Holdings, Inc. (AAM), which is traded as AXL on the NYSE, today reported sales and earnings for the second quarter of 2007.
Second Quarter 2007 highlights
•	Second quarter sales of $916.5 million

•	3% year-over-year decline in total production volumes as compared to the second quarter of 2006

•	Content-per-vehicle of $1,318, approximately 8% higher than the prior year

•	Gross profit of $113.1 million, or 12.3% of sales

•	Operating income of $58.9 million, or 6.4% of sales

•	Net earnings of $34.0 million or $0.64 per share

•	Net cash provided by operating activities of $224.8 million

•	Increased 2008 – 2012 new business backlog to approximately $1.2 billion
AAM’s earnings in the second quarter of 2007 were $34.0 million or $0.64 per share. This compares to earnings of $20.4 million or $0.40 per share in the second quarter of 2006.
AAM’s earnings in the second quarter of 2007 reflect the impact of special charges and other non-recurring operating costs of $7.0 million, or $0.11 per share, primarily related to incremental attrition program activity. AAM’s second quarter earnings in 2007 also reflect the impact of an additional $5.5 million charge, or $.09 per share, for the write-off of unamortized debt issuance costs and other costs related to the prepayment of the $250 million term loan due 2010.
AAM’s earnings in the second quarter of 2006 included a one-time non-cash charge of $2.4 million, or approximately $.03 per share, to write off unamortized debt issuance costs related to the cash conversion of approximately $128.4 million of AAM’s Senior Convertible Notes due in 2024. AAM’s earnings in the second quarter of 2006 also reflect the impact of an unfavorable tax adjustment of $2.6 million, or $.05 per share, related to the settlement of foreign jurisdiction tax liabilities.
“Through the first half of 2007, AAM is on track to achieve its annual objectives for sales growth, margin expansion and free cash flow generation,” said AAM’s Co-Founder, Chairman of the Board & CEO Richard E. Dauch. “Our solid operating performance and strong cash flow in the second quarter of 2007 reflects AAM’s continuing emphasis on productivity gains, process efficiencies and structural cost reductions. We will continue to focus on these and other initiatives as part of our long-term strategic commitment to achieving sustainable global cost competitiveness.”
Net sales in the second quarter of 2007 were $916.5 million as compared to $874.6 million in the second quarter of 2006. Customer production volumes for the full-size truck and SUV programs AAM currently supports for GM and The Chrysler Group were approximately the same as compared to the prior year. AAM estimates that customer production volumes for its mid-sized truck and SUV programs were down 18% in the quarter on a year-over-year basis. Non-GM sales represented approximately 24% of AAM’s total sales in the second quarter of 2007.
AAM’s content-per-vehicle is measured by the dollar value of its product sales supporting GM’s North American truck and SUV platforms and The Chrysler Group’s heavy duty Dodge Ram pickup trucks. In the second quarter of 2007, AAM’s content-per-vehicle increased approximately 8% to $1,318 as compared to $1,216 in the second quarter of 2006.

Gross margin in the second quarter of 2007 was 12.3% as compared to 10.3% in the second quarter of 2006. Operating income was $58.9 million or 6.4% of sales in the quarter as compared to $40.5 million or 4.6% of sales in the second quarter of 2006. AAM’s improved gross margin and operating income performance in the second quarter of 2007 primarily reflects the impact of higher sales, productivity gains and structural cost reductions resulting from the special attrition program and other ongoing restructuring actions.
Net sales in the first half of 2007 were $1.7 billion, approximately the same as the first half of 2006. Gross margin was 11.5% in the first half of 2007 as compared to 9.0% for the first half of 2006. Operating income for the first half of 2007 was $94.8 million or 5.5% of sales as compared to $55.5 million or 3.2% of sales for the first half of 2006.
AAM’s SG&A spending in the second quarter of 2007 was $54.2 million as compared to $49.4 million in the second quarter of 2006. In the first half of 2007, AAM’s SG&A spending was $103.1 million or 6.0% of sales as compared to $97.9 million or 5.7% of sales in the first half of 2006. This year-over-year increase in AAM’s SG&A expense was primarily attributable to higher profit sharing accruals and higher stock-based compensation expense due to increased profitability and stock price appreciation. AAM’s R&D spending in the first half of 2007 was approximately $39.7 million as compared to $40.1 million in the first half of 2006.
AAM defines free cash flow to be net cash provided by (or used in) operating activities less capital expenditures and dividends paid. Net cash provided by operating activities in the first half of 2007 was $234.6 million as compared to $99.7 million in the first half of 2006. Capital spending in the first half of 2007 was down $80.5 million on a year-over-year basis to $75.5 million. Reflecting the impact of this activity and dividend payments of $15.8 million, AAM’s free cash flow of $143.3 million in the first half of 2007 represents an improvement of $215.1 million as compared to the first half of 2006.
2008-2012 New Business Backlog
AAM today announced it has increased its backlog of new and incremental business by approximately $400 million to an estimated $1.2 billion for programs launching in 2008 through 2012.
AAM measures its backlog of new and incremental business (“new business backlog”) by the estimated annual sales value of agreements with its customers to provide axles or other driveline or drivetrain products for future product programs, as well as incremental content or volume awards on existing programs including customer requested engineering changes. AAM’s new business backlog may be impacted by various assumptions such as production volume estimates, changes in program launch timing and fluctuation in foreign currency exchange rates.
AAM’s new business backlog reflects the company’s successful efforts to expand its product portfolio by adding all-wheel drive applications for passenger cars and crossover vehicles, expanded electronics integration and new drivetrain components such as transfer cases and power transfer units.
Other highlights of AAM’s $1.2 billion new business backlog include:
•	Approximately 75% of the new business backlog has been sourced to AAM’s non-U.S. facilities. These awards will accelerate the expansion of AAM’s low cost, high quality, and highly flexible manufacturing facilities in Guanajuato, Mexico; Changshu, China; Araucaria, Brazil; and Olawa, Poland. These awards may also lead to the construction of new facilities in other foreign markets.

•	Approximately half of the new business backlog relates to awards supporting rear-wheel-drive and all-wheel-drive passenger car and crossover vehicle applications. These awards relate to programs to be launched by four different customers launching in at least four major regional markets.

•	AAM will launch approximately two-thirds of the new business backlog in the 2008, 2009 and 2010 calendar years. The balance of the backlog will launch in 2011 and 2012.

•	AAM has earned its first program award from a major European-based global OEM to supply rear axles for a new global vehicle program.

•	AAM has earned its first award from Chery Automobile Co., Ltd. to produce rear-drive modules (RDM) for a 2009 model year crossover vehicle.

“AAM’s world-class quality, warranty, delivery and launch performance, and advanced technology are major differentiators in today’s global automotive supply market,” said American Axle & Manufacturing Co-Founder, Chairman of the Board & CEO, Richard E. Dauch. “The continued expansion of AAM’s new business backlog is evidence that we are successfully delivering on our long-term strategic goals of expanding our product portfolio, served markets, customer base and global manufacturing footprint. We are especially pleased with the growth in our backlog of orders from new customers in fast-growing global markets.”
A conference call to review AAM’s second quarter 2007 results is scheduled today at 10:00 a.m. EDT. Interested participants may listen to the live conference call by logging onto AAM’s investor web site at http://investor.aam.com or calling (877) 278-1452 from the United States or (706) 643-3736 from outside the United States. A replay will be available from 1:00 p.m. EDT on July 27, 2007 until 5:00 p.m. EDT August 3, 2007 by dialing (800) 642-1687 from the United States or (706) 645-9291 from outside the United States. When prompted, callers should enter conference reservation number 4301941.
Non-GAAP Financial Information
In addition to the results reported in accordance with accounting principles generally accepted in the United States of America (GAAP) included within this press release, AAM has provided certain information, which includes non-GAAP financial measures. Such information is reconciled to its closest GAAP measure in accordance with the Securities and Exchange Commission rules and is included in the attached supplemental data.
Management believes that these non-GAAP financial measures are useful to both management and its stockholders in their analysis of the Company’s business and operating performance. Management also uses this information for operational planning and decision-making purposes.
Non-GAAP financial measures are not and should not be considered a substitute for any GAAP measure. Additionally, non-GAAP financial measures as presented by AAM may not be comparable to similarly titled measures reported by other companies.
AAM is a world leader in the manufacture, engineering, design and validation of driveline and drivetrain systems and related components and modules, chassis systems and metal-formed products for light trucks, sport utility vehicles and passenger cars. In addition to locations in the United States (in Michigan, New York and Ohio), AAM also has offices or facilities in Brazil, China, Germany, India, Japan, Luxembourg, Mexico, Poland, South Korea and the United Kingdom.
Certain statements contained in this press release are “forward-looking statements” and relate to the Company’s plans, projections, strategies or future performance. Such statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are based on our current expectations, are inherently uncertain, are subject to risks and should be viewed with caution. Actual results and experience may differ materially from the forward-looking statements as a result of many factors, including but not limited to: adverse changes in the economic conditions or political stability of our principal markets (particularly North America, Europe and South America); reduced demand of our customers’ products or volume reductions, particularly for light trucks and SUVs produced by GM and DaimlerChrysler’s heavy-duty Dodge Ram full-size pickup trucks, or the Dodge Ram program; work stoppages at GM or DaimlerChrysler or a key supplier to GM or DaimlerChrysler; our ability to achieve cost reductions through accelerated attrition programs; reduced purchases of our products by GM, DaimlerChrysler or other customers; our ability and our customers’ ability to successfully launch new product programs; our ability to respond to changes in technology or increased competition; supply shortages or price fluctuations in raw materials, utilities or other operating supplies; our ability to maintain satisfactory labor relations and avoid work stoppages; risks of noncompliance with environmental regulations or risks of environmental issues that could result in unforeseen costs at our facilities; liabilities arising from legal proceedings to which we are or may become a party or claims against us or our products; availability of financing for working capital, capital expenditures, research and development or other general corporate purposes, including our ability to comply with financial covenants; adverse changes in laws, government regulations or market conditions affecting our products or our customers’ products (including the Corporate Average Fuel Economy regulations); our ability to attract and retain key associates; and other unanticipated events and conditions that may hinder our ability to compete. For additional discussion, see “Item 1A. Risk Factors” in our most recent annual report on Form 10-K and quarterly reports on Form 10-Q. It is not possible to foresee or identify all such factors and we assume no obligation to update any forward-looking statements or to disclose any subsequent facts, events or circumstances that may affect their accuracy.
# # #

For more information:

Media relations contact:	Investor relations contact:
Renee B. Rogers	Jamie M. Little
Manager, Corporate Communications and	Director, Investor Relations
Media Relations	(313) 758-4831
(313) 758-4882	jamie.little@aam.com
renee.rogers@aam.com
     Or visit the AAM website at www.aam.com

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2007	2006	2007	2006
	(In millions, except per share data)		(In millions, except per share data)
Net sales	$916.5	$874.6	$1,718.7	$1,709.4

Cost of goods sold	803.4	784.7	1,520.8	1,556.0

Gross profit	113.1	89.9	197.9	153.4

Selling, general and administrative expenses	54.2	49.4	103.1	97.9

Operating income	58.9	40.5	94.8	55.5

Net interest expense	(15.3)	(7.9)	(29.3)	(15.3)
Other income (expense), net
Debt refinancing cost	(5.5)	(2.4)	(5.5)	(2.4)
Other, net	1.2	0.7	1.3	1.4

Income before income taxes	39.3	30.9	61.3	39.2

Income taxes	5.3	10.5	11.9	10.1

Net income	$34.0	$20.4	$49.4	$29.1

Diluted earnings per share	$0.64	$0.40	$0.94	$0.57

Diluted shares outstanding	52.8	51.2	52.5	51.1

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	June 30,	December 31,
	2007	2006
	(In millions)
ASSETS

Current assets
Cash and cash equivalents	$331.3	$13.5
Accounts receivable, net	399.3	327.6
Inventories, net	221.8	198.4
Prepaid expenses and other	85.4	69.2
Deferred income taxes	27.5	30.7

Total current assets	1,065.3	639.4

Property, plant and equipment, net	1,696.6	1,731.7
Deferred income taxes	46.8	35.7
Goodwill	147.8	147.8
Other assets and deferred charges	49.2	42.9

Total assets	$3,005.7	$2,597.5

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Accounts payable	$430.4	$328.9
Other accrued expenses	226.6	212.4

Total current liabilities	657.0	541.3

Long-term debt	846.3	672.2
Deferred income taxes	6.1	6.8
Postretirement benefits and other long-term liabilities	639.8	563.5

Total liabilities	2,149.2	1,783.8

Stockholders’ equity	856.5	813.7

Total liabilities and stockholders’ equity	$3,005.7	$2,597.5

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2007	2006	2007	2006
	(In millions)		(In millions)
Operating activities
Net income	$34.0	$20.4	$49.4	$29.1
Depreciation and amortization	57.0	51.1	113.4	100.4
Other	133.8	21.2	71.8	(29.8)

Net cash flow provided by operating activities	224.8	92.7	234.6	99.7

Purchases of property, plant & equipment	(33.0)	(75.2)	(75.5)	(156.0)

Net cash flow after purchases of property, plant & equipment	191.8	17.5	159.1	(56.3)

Purchase buyouts of leased equipment	—	(19.5)	—	(19.5)

Net cash flow provided by (used in) operations	191.8	(2.0)	159.1	(75.8)

Net increase (decrease) in long-term debt	—	16.3	169.4	101.1
Debt issuance costs	(2.3)	(3.1)	(7.5)	(3.1)
Employee stock option exercises	6.9	0.1	11.3	0.2
Dividends paid	(8.0)	(7.8)	(15.8)	(15.5)

Net cash flow provided by (used in) financing activities	(3.4)	5.5	157.4	82.7

Effect of exchange rate changes on cash	1.0	0.2	1.3	0.2

Net increase in cash and cash equivalents	189.4	3.7	317.8	7.1

Cash and cash equivalents at beginning of period	141.9	7.1	13.5	3.7

Cash and cash equivalents at end of period	$331.3	$10.8	$331.3	$10.8

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
SUPPLEMENTAL DATA
(Unaudited)
The supplemental data presented below is a reconciliation of certain financial measures which is intended to facilitate analysis of American Axle & Manufacturing Holdings, Inc. business and operating performance.
Earnings before interest expense, income taxes and depreciation and amortization (EBITDA)(a)

	Three months ended		Six months ended
	June 30,		June 30,
	2007	2006	2007	2006
	(In millions)		(In millions)
Net income	$34.0	$20.4	$49.4	$29.1
Interest expense	17.7	7.9	32.3	15.4
Income taxes	5.3	10.5	11.9	10.1
Depreciation and amortization	57.0	51.1	113.4	100.4

EBITDA	$114.0	$89.9	$207.0	$155.0

Net debt(b) to capital

	June 30,	December 31,
	2007	2006
	(In millions, except percentages)
Total debt	$846.3	$672.2
Less: cash and cash equivalents	331.3	13.5

Net debt at end of period	515.0	658.7

Stockholders’ equity	856.5	813.7

Total invested capital at end of period	$1,371.5	$1,472.4

Net debt to capital(c)	37.6%	44.7%

(a)	We believe that EBITDA is a meaningful measure of performance as it is commonly utilized by management and investors to analyze operating performance and entity valuation. Our management, the investment community and the banking institutions routinely use EBITDA, together with other measures, to measure our operating performance relative to other Tier 1 automotive suppliers. EBITDA should not be construed as income from operations, net income or cash flow from operating activities as determined under GAAP. Other companies may calculate EBITDA differently.

(b)	Net debt is equal to total debt less cash and cash equivalents.

(c)	Net debt to capital is equal to net debt divided by the sum of stockholders’ equity and net debt. We believe that net debt to capital is a meaningful measure of financial condition as it is commonly utilized by management, investors and creditors to assess relative capital structure risk. Other companies may calculate net debt to capital differently.

\

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
SUPPLEMENTAL DATA (CONTINUED)
(Unaudited)
The supplemental data presented below is a reconciliation of certain financial measures which is intended to facilitate analysis of American Axle & Manufacturing Holdings, Inc. business and operating performance.
Net Operating Cash Flow and Free Cash Flow(d)

	Three months ended		Six months ended
	June 30,		June 30,
	2007	2006	2007	2006
	(In millions)		(In millions)
Net cash provided by operating activities	$224.8	$92.7	$234.6	$99.7
Less: purchases of property, plant & equipment	(33.0)	(75.2)	(75.5)	(156.0)

Net operating cash flow	191.8	17.5	159.1	(56.3)

Less: dividends paid	(8.0)	(7.8)	(15.8)	(15.5)

Free cash flow	$183.8	$9.7	$143.3	$(71.8)

After-Tax Return on Invested Capital (ROIC)(e)

					Trailing Twelve
	Quarter Ended				Months Ended
	September 30,	December 31,	March 31,	June 30,	June 30,
	2006	2006	2007	2007	2007
	(In millions, except percentages)
Net income	$(62.9)	$(188.6)	$15.4	$34.0	$(202.1)
After-tax net interest expense (f)	6.6	7.8	9.8	13.2	37.4

After-tax return	$(56.3)	$(180.8)	$25.2	$47.2	$(164.7)

Net debt at end of period					$515.0
Stockholders’ equity at end of period					856.5

Invested capital at end of period					1,371.5
Invested capital at beginning of period					1,598.2

Average invested capital(g)					$1,484.9

After-Tax ROIC(h)					-11.1%

(d)	We define net operating cash flow as net cash provided by operating activities less purchases of property and equipment. Free cash flow is defined as net operating cash flow less dividends paid. We believe net operating cash flow and free cash flow are meaningful measures as they are commonly utilized by management and investors to assess our ability to generate cash flow from business operations to repay debt and return capital to our stockholders. Net operating cash flow is also a key metric used in our calculation of incentive compensation. Other companies may calculate net operating cash flow and free cash flow differently. (e) We believe that ROIC is a meaningful overall measure of business performance because it reflects the company’s earnings performance relative to its investment level. ROIC is also a key metric used in our calculation of incentive compensation. Other companies may calculate ROIC differently.

(f)	After-tax net interest expense is equal to tax effecting net interest expense by the effective income tax rate (excluding one-time items) for each presented quarter.

(g)	Average invested capital is equal to the average of invested capital at the beginning of the year and end of the year.

(h)	After-tax ROIC is equal to after-tax return divided by average invested capital.